Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Robert J. Conologue

Senior Vice President & CFO

rconologue@trans-lux.com

212.897.2228

TRANS-LUX REPORTS THIRD QUARTER RESULTS

New York, NY (November 10, 2016) – Trans-Lux Corporation (OTC: TNLX) (“Trans-Lux” or the “Company”), a leading supplier of Digital Displays and next generation LED lighting, reports the financial results for the third quarter and the nine months ended September 30, 2016.  Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Third Quarter 2016

Revenues for the three months ended September 30, 2016 totaled $5.9 million, compared with $8.2 million for the three months ended September 30, 2015.  Trans-Lux recorded income for the third quarter of 2016 of $140,000 ($0.05 per share) compared to $173,000 ($0.10 per share) in the third quarter of 2015.  The Company had EBITDA of $727,000 for the quarter ended September 30, 2016, compared with $897,000 for the same period in 2015.  Improved gross margins and a gain on extinguishment of debt were the primary reasons for the relatively strong net income in the third quarter, despite the lower revenues.

Nine Months Ended September 30, 2016

Revenues for the nine months ended September 30, 2016 totaled $15.5 million, down from $18.6 million for the nine months ended September 30, 2015.  Loss for the first nine months of 2016 was $895,000 (loss of $0.61 per share), compared with a loss of $1.1 million (loss of $0.65 per share) in the first nine months of 2015.  The Company had EBITDA of $579,000 for the nine months ended September 30, 2016, compared with EBITDA of $1.0 million for the same period in 2015.  Despite the reduction in revenues in 2016, higher gross margins and lower selling, general and administrative expenses contributed to the improved operating results.  A gain on extinguishment of debt also helped to reduce the year-to-date net loss.

“Strengthening the balance sheet and increasing margins continues to be our ultimate goal. In the third quarter, construction of our new state-of-the art manufacturing facility in St. Louis and the coordination of several facilities has impacted deliveries. However, we fully believe that when complete, our new manufacturing base will provide great and sustained returns and efficiencies. We are confident that shipments that were delayed in third quarter, will be delivered in fourth quarter,” said Mr. Allain.

For more information, email info@trans-lux.com or visit www.trans-lux.com.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information please visit www.trans-lux.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

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TRANS-LUX CORPORATION

RESULTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
(In thousands, except per share data)	2016	2015	2016	2015

Revenues	$ 5,855	$ 8,162	$ 15,466	$ 18,560

Net income (loss)	$ 140	$ 173	$ (895)	$ (1,090)

Calculation of EBITDA:
Net income (loss)	$ 140	$ 173	$ (895)	$ (1,090)
Interest expense, net	131	87	206	210
Income tax expense (benefit)	7	-	(66)	8
Depreciation and amortization	449	637	1,334	1,874
Total EBITDA	727	897	579	1,002

Income (loss) per share - basic and diluted (A)	$ 0.05	$ 0.10	$ (0.61)	$ (0.65)
Average common shares outstanding - basic and diluted	1,711	1,673	1,711	1,673

(A) The calculation of Income (loss) per share - basic and diluted takes into account the dividends related to the Series B Preferred Stock of $50,000 and $149,000 in the three and nine months ended September 30, 2016, respectively. There were no dividends in 2015.

Certain Non-GAAP Financial Information:

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America ("US GAAP"), the Company has provided EBITDA excluding (i) interest expense; (ii) provision for income taxes and (iii) depreciation and amortization expense.

The Company believes that EBITDA is useful to investors to assist in assessing and understanding the Company's operating performance and underlying trends in the Company's business because EBITDA is (i) among the measures used by management in evaluating performance and (ii) is frequently used by securities analysts, investors and other interested parties as a common performance measure.

EBITDA is not a recognized term under US GAAP and should not be viewed as an  alternative to net income (loss) or other measures of financial performance or liquidity in conformity with US GAAP. Additionally, our definition of EBITDA may differ from other companies. Analysis of results and outlook on a non-US GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with US GAAP.